Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-123853, 333-177141, 333-177142, 333-190919 and 333-233142) on Form S-8 and Registration Statement (Nos. 333-177208, 333-185316, 333-191009, 333-207368 and 333-233145) on Form S-3 of Pacific Mercantile Bancorp and subsidiaries (the Company) of our report dated March 12, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ RSM US LLP
Irvine, CA
March 12, 2021